Exhibit 99.1

NORFOLK COMMERCE SPE, LLC

* * * * *

FINANCIAL STATEMENT (UNAUDITED)

AS OF JUNE 30, 2026 AND DECEMBER 31, 2025

AND FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

NORFOLK COMMERCE SPE, LLC

AS OF JUNE 30, 2026 AND DECEMBER 31, 2025

AND FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Page(s)
Financial Statements
Consolidated Statements of Financial Condition	3
Consolidated Statements of Operations	4
Consolidated Statements of Changes in Members' Equity	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7-12

NORFOLK COMMERCE SPE, LLC

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

AS OF JUNE 30, 2026, AND DECEMBER 31, 2025

	June 30, 2026	December 31, 2025
ASSETS
Real Estate Property:
Land	$5,235,000	$5,235,000
Building and Improvements	26,791,906	26,791,906
Tenant Improvements	2,137,167	1,890,264
Equipment	3,040,762	2,936,106
Total Real Estate Property	$37,204,835	$36,853,276
Less: Accumulated Depreciation and Amortization	(6,421,118)	(5,527,370)
Net Real Estate Property	$30,783,717	$31,325,906
Cash and Cash Equivalents	1,006,205	714,367
Restricted Cash	100,509	444,271
Accounts Receivable - Tenants	10,172	45,677
Prepaid Expenses and Other Assets	127,191	53,776
Deferred Rent	855,940	838,346
Brokerage Commissions, net (Note 2)	314,123	303,267
Total Assets	$33,197,857	$33,725,610
LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Mortgage Payable, net of debt issuance costs (Note 4)	23,600,187	23,567,326
Accounts Payable and Accrued Expenses	233,495	216,660
Security Deposits - Tenants	189,606	182,414
Deferred Revenue	150,043	142,435
Due to Related Party	1,500	1,500
Total Liabilities	$24,174,830	$24,110,335
Members' Equity	9,023,026	9,615,275
Total Liabilities and Members' Equity	$33,197,857	$33,725,610

The accompanying notes are an integral part of these consolidated financial statements.

3

NORFOLK COMMERCE SPE, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

	2026	2025
Revenue:
Rental Income	$2,137,718	$1,909,513
Total Revenue	$2,137,718	$1,909,513
Expenses:
Operating Expenses	598,321	855,415
Property Taxes	188,793	204,693
Depreciation and Amortization	925,778	779,403
Total Operating Expenses	$1,712,892	$1,839,511
Operating Income	$424,826	$70,002
Other Income/(Expenses):
Interest Income	6,186	14,629
Interest and Debt Expenses	(773,261)	(601,013)
Total Other Income/(Expenses)	$(767,075)	$(586,384)
Net Loss	$(342,249)	$(516,382)

The accompanying notes are an integral part of these consolidated financial statements.

4

NORFOLK COMMERCE SPE, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

	Managing Member	Members	Total
Members' Equity, January 1, 2025	$1,031,001	$9,279,003	$10,310,004
Capital Contributions	-	-	-
Capital Distributions	-	-	-
Net Income/(Loss)	(51,638)	(464,744)	(516,382)
Members' Equity, June 30, 2025	$979,363	$8,814,259	$9,793,622
Members' Equity, January 1, 2026	$961,528	$8,653,747	$9,615,275
Capital Contributions	-	-	-
Capital Distributions	(25,000)	(225,000)	(250,000)
Net Income/(Loss)	(34,225)	(308,024)	(342,249)
Members' Equity, June 30, 2026	$902,303	$8,120,723	$9,023,026

The accompanying notes are an integral part of these consolidated financial statements.

5

NORFOLK COMMERCE SPE, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

	2026	2025
Cash Flows from Operating Activities:
Net Income (Loss)	$(342,249)	$(516,381)
Depreciation and Amortization	925,778	779,403
Amortization of Debt Issuance Cost	32,861	33,953
Changes in Assets and Liabilities:
Accounts Receivable - Tenants	35,505	(5,378)
Prepaid Expenses and Other Assets	(73,415)	19,060
Deferred Rent	(17,594)	(239,755)
Accounts Payable and Accrued Expenses	16,835	(93,427)
Security Deposits - Tenants	7,192	-
Deferred Revenue	7,608	351
Net Cash Provided by (Used in) Operating Activities	$592,520	$(22,175)
Cash Flows from Investing Activities:
Purchase of Fixed Assets	(351,559)	(705,972)
Brokerage Commissions Paid	(42,884)	-
Net Cash Used in Investing Activities	$(394,444)	$(705,972)
Cash Flows from Financing Activities:
Capital Distributions	(250,000)	-
Mortgage Repayments	-	(48,104)
Net Cash Used in Financing Activities	$(250,000)	$(48,104)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	$(51,924)	$(776,251)
Cash, Cash Equivalents and Restricted Cash, Beginning of Period	1,158,638	1,327,879
Cash, Cash Equivalents and Restricted Cash, End of Period	$1,106,714	$551,628
Reconciliation to the statements of financial condition:
Cash and Cash Equivalents	1,006,205	432,518
Restricted Cash	100,509	119,110
Total Cash, Cash Equivalents and Restricted Cash	$1,106,714	$551,628
Supplemental Information:
Cash Paid for Interest	$740,400	$567,059

The accompanying notes are an integral part of these consolidated financial statements.

6

NORFOLK COMMERCE SPE, LLC

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

AS OF JUNE 30, 2026 AND DECEMBER 31, 2025 AND FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

1)	ORGANIZATION AND NATURE OF BUSINESS:

Norfolk Commerce SPE LLC (the Company) was formed as a limited liability company in Delaware on March 10, 2022. Shortly after, on April 14, 2022, the Company acquired three commercial buildings (the Properties) in Norfolk, Virginia, through three wholly owned subsidiaries. The Properties were constructed between 1983 and 1990 and provide a total of 262,000 square feet: 203,000 square feet dedicated to office space and 59,000 square feet for warehouse use. The Properties are managed by Heritage Capital Management LLC, an affiliated management company (Note 5). The Company shall continue in perpetuity until the liquidation and dissolution of the Company pursuant to its limited liability agreement.

2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a)            Basis of Presentation - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingencies, if any, at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

b)            Principles of Consolidation – The consolidated financial statements include the accounts of Norfolk Commerce SPE LLC and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

c)            Cash and Cash Equivalents - The Company considers all highly liquid, short- term investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

d)            Accounts Receivable - Tenants - Accounts receivable consists of rent due from tenants. The Company maintains an allowance for doubtful accounts for estimated losses from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. As of June 30, 2026 and 2025, respectively, the allowance for doubtful accounts is $0. The Company maintains allowances for credit losses. These allowances reflect the Company's estimate of the amount of receivables that they will be unable to collect based upon historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. The estimate could require change based upon changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowances.

7

e)            Revenue Recognition - Rental revenue includes base rents as well as certain tenant reimbursements (such as property taxes and maintenance costs). In accordance with ASC 842, Leases, base rental revenue is recognized on a straight-line basis over lease terms (Note 7). Reimbursement revenue is earned in the same period as the expenses are incurred. Advanced rent is classified as deferred revenue on the statement of financial condition, until it is earned over the lease term. Additional rents provided for in the leases, primarily reimbursements of certain property operating costs, are non-lease components that are not the predominant activity within the contract. The Company combines certain lease and non-lease components of its operating lease. Non-lease components are recognized together with fixed base rent within rental income in the statement of operations, as variable lease income is recognized in the same period as the related expenses are incurred. During 2026 and 2025, variable income from non-lease components included in rental income totaled $17,594 and $239,755, respectively.

f)            Depreciation and Amortization - Land, building and building improvements, and equipment (Rental Properties) are carried at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major additions and improvements are capitalized. Depreciation is computed on the straight-line method at rates adequate to allocate the cost of the assets over their expected useful lives, which ranges from 5 to 39 years. Tenant improvements are amortized over the shorter of the lease term or their expected useful life.

g)            Impairment of Rental Properties - In accordance with ASC 360, Impairment or Disposal of Long-Lived Assets, rental properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the rental property’s carrying amount over its undiscounted cash flows and the terminal value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. Based on such assessment, no impairments of the Properties were identified for the period ended June 30, 2026 and 2025.

h)            Debt Issuance Costs - Debt issuance costs related to the mortgage payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of mortgage payable liability and are amortized over the term of the loan agreement (Note 4). Amortization of $32,861 and $33,953 for the period ended June 30, 2026 and 2025, respectively.

8

i)             Brokerage Commissions - Costs to lease the rental property are capitalized and amortized over the terms of the related leases. Amortization expense for the period ended June 30, 2026 and 2025 are $32,029 and $0, respectively. Accumulated amortization at June 30, 2026 and 2025 are $72,046 and $0, respectively. At June 30, 2026, future amortization of brokerage commissions is as follows:

12-Month Period Ending June 30,	Amount
2027	$72,120
2028	72,660
2029	68,167
2030	55,740
2031	30,363
Thereafter	15,073
Total	$314,123

j)             Income Taxes - The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its members on their respective income tax returns. Accordingly, these financial statements do not reflect a provision for federal and state income taxes. The Company files information returns as required with the Internal Revenue Service and other taxing authorities. The Company follows the guidance in ASC 740, Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3)	RESTRICTED CASH:

Restricted cash includes utility and escrow deposits. Per the mortgage agreement (Note 4), an escrow account held by the lender collects funds for property taxes, insurance, and various reserves (replacement, repairs, interest).

4)	MORTGAGE PAYABLE:

On April 14, 2022, The Company obtained a $22,912,000 mortgage from Eagle Bank to purchase the properties. The mortgage was interest-only with the principal due at maturity. The loan was secured by the properties and was to mature on April 14, 2027. The interest rate was 3.75% until April 14, 2025, when it becomes equal to the Month Term Secured Overnight Financing Rate (SOFR) plus a 3.5% margin. In July 2025, The Company secured a $24,000,000 loan with RGA Reinsurance Company and repaid the loan from Eagle Bank. The new loan bears annual interest at a fixed rate of 6.17%. Monthly interest-only payments are required from September 2025 through August 2028. From September 2028 through July 2032, monthly payments of principal and interest are due in the amount of $146,526. The remaining balance is due in full on August 1, 2032, the loan’s maturity date. In connection with the refinance, The Company paid $465,538 in lender and third-party fees. Interest expense for the six months ended June 30, 2026 and 2025 were $740,400 and $567,059, respectively. The Company is in compliance with all the covenants.

9

12-Month Period Ending June 30,	Amount
2027	$-
2028	-
2029	236,685
2030	300,519
2031	319,595
Thereafter	23,143,201
Total	$24,000,000

5)	RELATED PARTY TRANSACTIONS:

The Company has entered into the following transactions with related parties for the six months ended June 30, 2026 and 2025:

Related Party	Nature of Transaction	2026	2025
Expenses incurred:
Heritage Norfolk, LLC	Asset management fee, 1% of receipts	$21,225	$16,647
Heritage Capital Management LLC	Property management fee, 3% of receipts	63,575	49,942
Total		$84,800	$66,589

Amounts payable at June 30:
Heritage Norfolk, LLC	Asset management fee	$21,225	$16,647
Heritage Capital Management LLC	Property management fee	34,624	9,500
Total		$55,849	$26,147

6)	CONCENTRATIONS OF RISK:

The Company maintains its cash balances at various financial institutions. At June 30, 2026, the balances were in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limits. The Company’s operations are concentrated in one region, which exposes the Company to potential losses and unforeseen economic conditions that could have an adverse effect on its operations.

7)	LEASE AGREEMENTS:

As of June 30, 2026, the Company held 27 non-cancelable operating leases, which expire on various dates from November 2027 through May 2035, and provide for monthly payments plus reimbursements of certain operating costs.

10

In accordance with ASC 842, Leases, total expected rental income is recognized over the lease terms on a straight-line basis. At June 30, 2026 and December 31, 2025, the deferred rent asset of $855,940 and $838,346, respectively, represents the excess of recognized rental income over actual rent collected.

The following is a summary of minimum future base rentals under the non-cancellable operating leases as of June 30, 2026:

12-Month Period Ending June 30,	Amount
2027	$3,788,826
2028	3,913,317
2029	3,725,092
2030	2,864,843
2031	1,710,599
Thereafter	1,598,331
Total	$17,601,008

The preceding minimum future rentals do not include other charges for reimbursement of operating costs.

8)	COMMITMENTS AND CONTINGENCIES:

The Company has commercial general liability coverage on the Properties, with limits of liability customary within the industry. The Company believes the coverage is adequate given the relative risk of loss and the cost of the coverage.

9)	MEMBERS’ EQUITY:

Capital Contribution and Withdrawals - Each member of the company has contributed capital to the Company and thereafter may make additional capital contributions to the Company in accordance with the terms of the Limited Liability Agreement. Without limitation, no member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such member’s capital account. No member shall be entitled to withdraw from the Company.

11

Profit and Loss Sharing - At least quarterly, or otherwise at such other times as the Manager determines with Willow Wealth’s approval, all available cash shall be distributed to the members in accordance with the limited liability company agreement. Allocations of profits or losses are allocated among the members in a manner such that the capital account of each member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their gross asset value, all company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted gross asset value of the asset securing such liability), and the net assets of the company were distributed to the members immediately after making such allocation; provided, however, that in calculating such target capital account amounts there shall be added back to each member’s capital account its share of partnership minimum gain, if any, and partner nonrecourse debt minimum gain, if any.

10)	SUBSEQUENT EVENTS:

The Company has evaluated subsequent events through September 22, 2026, the date these financial statements were available to be issued and has determined that there are no subsequent events.

12